Exhibit 99.2

Autodesk Holds Annual Investor Day Meeting

Reiterates Previously Announced First Quarter Business Outlook Plans to Further Reduce Cost Structure

SAN RAFAEL, Calif., April 2 /PRNewswire-FirstCall/ — Autodesk, Inc. announced that key members of its senior management team will deliver presentations at its annual Investor Day meeting today. At the event, management will provide an overview of the company’s long-term opportunities, global market and industry trends.

First Quarter Fiscal 2010 Business Outlook

The following statements are forward-looking statements which are based on current expectations and which involve risks and uncertainties, some of which are set forth below.

The company reiterated its previously announced business outlook for the first quarter of fiscal 2010. As originally outlined on February 26, 2009, revenue for the first quarter of fiscal 2010 is expected to be between $400 million and $440 million. GAAP loss per diluted share is expected to be in the range of $0.20 and $0.08. Non-GAAP earnings per diluted share is expected to be in the range of $0.00 and $0.12 and excludes $0.07 related to restructuring charges, $0.08 related to stock-based compensation expense and $0.05 for the amortization of acquisition related intangibles. The GAAP EPS range assumes a tax rate of 31% and the non-GAAP EPS range assumes a tax rate of 27%.

Plan to Further Reduce Cost Structure

Autodesk anticipates taking steps to further decrease its operating expenses by between $100 and $150 million on an annualized basis. The company plans to achieve these savings through a combination of actions including reductions in discretionary spending, facilities consolidations, reductions in its contingent workforce, and staff reductions. Details of the plan are expected to be finalized, approved, and announced next month. These initiatives would be in addition to the pre-tax cost savings of approximately $130 million annually that the company announced on January 15, 2009 as part of a restructuring plan.

“We have not seen an improvement in global economic conditions and we believe that taking additional actions to reduce our cost structure is appropriate at this time,” said Carl Bass, Autodesk president and CEO. “Combined, our restructuring in January and this new initiative would eliminate between $230 and $280 million in pre-tax operating expenses on an annualized basis. As we navigate this severe economic downturn, we will continue to invest in targeted areas of our business while reducing costs throughout the organization. I’m confident these actions will serve to increase our efficiencies and strengthen our leadership position.”

Annual Investor Day Meeting Webcast

Autodesk’s annual Investor Day meeting is being held today in San Francisco. A live webcast of today’s event will be available beginning at 8.30 a.m. Pacific time at www.autodesk.com/investors. A webcast and podcast replay of the event will be available beginning later today at www.autodesk.com/investors. This replay will be maintained for at least twelve months.

Safe Harbor Statement

This press release contains forward-looking statements that involve risks and uncertainties, including statements in the paragraphs under “First Quarter Fiscal 2010 Business Outlook” above and the statements about our cost savings and restructuring initiatives, and our investment strategy. Factors that could cause actual results to differ materially include the following: difficulties implementing our restructuring plans and cost savings initiatives, general market and business conditions, our performance in particular geographies, including emerging economies, the financial and business condition of our reseller and distribution channels, fluctuation in foreign currency exchange rates, failure to achieve planned cost reductions and productivity increases, difficulties encountered in integrating new or acquired businesses and technologies, unexpected fluctuations in our tax rate, the timing and degree of expected investments in growth opportunities, slowing momentum in maintenance or subscription revenues, failure to achieve sufficient sell-through and efficiencies in our channels for new or existing products, pricing pressure, failure to achieve continued migration from 2D products to 3D products, changes in the timing of product releases and retirements, failure of key new applications to achieve anticipated levels of customer acceptance, failure to achieve continued success in technology advancements, interruptions or terminations in the business of the Company’s consultants or third party developers, and unanticipated impact of accounting for technology acquisitions.

Further information on potential factors that could affect the actual financial results of Autodesk are included in the Company’s report on Form 10-K for the year ended January 31, 2009, which is on file with the Securities and Exchange Commission. Autodesk does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

About Autodesk

Autodesk, Inc. is a world leader in 2D and 3D design software for the manufacturing, construction, and media and entertainment markets. Since its introduction of AutoCAD software in 1982, Autodesk has developed the broadest portfolio of state-of-the-art digital prototyping solutions to help customers experience their ideas before they are real. Fortune 1000 companies rely on Autodesk for the tools to visualize, simulate and analyze real-world performance early in the design process to save time and money, enhance quality and foster innovation. For additional information about Autodesk, visit http://www.autodesk.com.

Note: Autodesk and AutoCAD are registered trademarks of Autodesk, Inc., in the US and/or other countries. Autodesk reserves the right to alter product offerings and specifications at any time without notice, and is not responsible for typographical or graphical errors that may appear in this document.

© 2009 Autodesk, Inc. All rights reserved.

Investors:	David Gennarelli, david.gennarelli@autodesk.com, 415-507-6033

Press:	Pam Pollace, pam.pollace@autodesk.com, 415-547-2441
Colleen Rubart, colleen.rubart@autodesk.com, 415-547-2368

SOURCE: Autodesk, Inc.

Web site: http://www.autodesk.com/